Filed Pursuant to Rule 424(b)(3)
Registration No. 333-122567
NBOG BANCORPORATION, INC.
Prospectus Supplement
to Prospectus dated July 29, 2005

Extension of Subscription Period

On August 18, 2005, our Board of Directors decided to extend the deadline through the earlier of November 30, 2005 or receipt accepted subscriptions for the entire offering for existing shareholders and new investors wishing to purchase shares in the offering. The Board intends to give preference to existing shareholders wishing to purchase additional shares.

While existing shareholders may subscribe for any number of shares, the Board intends to limit the purchases of new investors. The minimum purchase for each new investor who is an individual will be 10,000 shares. The minimum purchase for each new investor that is an organization will be 25,000 shares. The maximum purchase for both types of new investors will be 100,000 shares.

Completion of Rights Offering

The rights offering portion of the offering expired on July 31, 2005. Shareholders exercised 40,344 subscription rights, all of which were accepted by the Company with total proceeds of $161,376.

As a result, we are now offering a total of 1,452,957 shares of our common stock to our existing shareholders and new investors.

Quarterly Report for the Quarter Ended June 30, 2005

On August 15, 2005, we filed our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005 with the Securities and Exchange Commission on August 15, 2005. It is available online at www.sec.gov.

This supplement should be read with the prospectus dated July 29, 2005. This supplement is qualified by reference to the prospectus except to the extent that the information in this supplement supersedes the information contained in the prospectus.

The shares of common stock offered are not deposits, savings accounts, or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this supplement is August 22, 2005